EXHIBIT 3


                             FORM OF LOCK-UP LETTER




                                                              September 21, 2001

CLAXSON INTERACTIVE GROUP INC.
404 WASHINGTON AVENUE, 8TH FLOOR
MIAMI BEACH, FLORIDA 33139

Ladies and Gentlemen:

            In consideration of the proposed combination of Ibero-American Media Partners II, Ltd.; 1947 PTVI LLC; 1945 PTVI LLC; Hicks, Muse, Tate & Furst Latin America Fund, L.P.; Hicks, Muse, Tate & Furst Latin America Private Fund, L.P.; HMLA 1-SBS Coinvestors, L.P.; and El Sitio, Inc. and the issuance of Class A common shares, par value U.S.$0.01 per share ("Common Shares") of Claxson Interactive Group Inc., a British Virgin Islands company (the "Company") pursuant to a Combination Agreement dated as of October 30, 2000 (as amended by Amendment No. 1 dated June 26, 2001 and Amendment No. 2 dated August 7, 2001, as so amended, the "Combination Agreement"), as contemplated by a Registration Statement on Form F-4 filed with the Securities and Exchange Commission (Registration No. 333-13062) and as required by Section 3.14 of the Combination Agreement, and for other good and valuable consideration (the receipt of which is hereby acknowledged), the undersigned hereby agrees that from the date hereof through March 14, 2002, the undersigned will not, directly or indirectly:

     (a) offer for sale, sell or contract to sell, pledge or otherwise dispose of any Common Shares or sell or grant options, rights or warrants with respect to any Common Shares, except for the transfer of 710,134 Common Shares in the aggregate by 1947 PTVI LLC and 1945 PTVI LLC to CEC, as defined in the Holdco Agreement, or

     (b) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership whether any such transaction described in clause (a) above is to be settled by delivery of any Common Shares, in cash or otherwise, in each case, without the prior written consent of a majority of the members of the Company's Board of Directors.

            Notwithstanding the preceding sentence, the undersigned may transfer any such Common Shares or other equity securities to (i) any member of the Cisneros Family, as defined in the Holdco Agreement, (ii) any corporation or other entity whose equity or similar interests are 50% or greater beneficially owned by the undersigned or the Cisneros Family (as defined in


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the Holdco Agreement) or that owns 50% or greater of the equity or similar interests in the undersigned, (iii) trusts or other entities, the beneficiaries of which are the undersigned or members of the Cisneros Family, (iv) donees of charitable gifts and (v) pledges under security arrangements relating to loans or other financings in favor of the undersigned, the Cisneros Family or any of the entities specified in clause (ii); provided, however, that in the case of each of the clauses (i) through (v), the transferee agrees in writing with you to be bound by the terms hereof.

            The undersigned also agrees that (i) any Common Shares received upon exercise of options granted to the undersigned will also be subject to the terms hereof and (ii) any Common Shares acquired by the undersigned in the open market will not be subject to the terms hereof.

            The undersigned further agrees that, in furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Common Shares if such transfer would constitute a violation or breach of the terms hereof.

            The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this agreement, and that, upon request, the undersigned will execute any additional documents necessary or desirable in connection with the enforcement hereof. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

            Capitalized terms used but not defined herein shall have the meanings set forth in the Combination Agreement.




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            This letter constitutes an agreement that shall be governed by, and construed in accordance with, the laws of the State of New York.

                                    Very truly yours,


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